Exhibit 10.33
MagnaChip Semiconductor, Ltd.
891 Daechi-dong. Kangnam-gu
Seoul 135-738 Korea
Tel. +82 2 3459-3007
youm.huh@magnachip.com
March 7, 2006
Mr. Brent A. Rowe
2 Russell Road
Cumberland-Foreside, Maine 04105
USA
Dear Mr. Rowe:
     MagnaChip Semiconductor LLC (“MagnaChip”) is pleased to present you with an offer for employment with MagnaChip Semiconductor, Inc. (the “Company”), a wholly-owned subsidiary of MagnaChip, in the position of Senior Vice President, Worldwide Sales. We believe that you have the potential to make valuable contributions to MagnaChip, and we hope you will find your employment with us to be a rewarding experience.
     You will be based in Santa Clara, California, but will be expected to travel as needed to other destinations as the job may require, including spending a substantial portion of the first six months of your employment travelling in Asia.
     Your salary will be US$220,000 per annum. You will be paid in accordance with the Company’s normal payroll practices and your compensation will be subject to payroll deductions and all required withholdings. Annual salary increases will be determined in accordance with MagnaChip’s internal policies and procedures. In addition, you will be eligible to earn an annual incentive of up to 80% of your base salary. The annual incentive will be based on company performance and attainment of your management objectives under a plan to be established and approved MagnaChip’s Board of Directors.
     You will be paid a sign-on bonus of US$50,000 on the first normal pay date after your employment begins. You may elect to receive your first year annual bonus of 80% of base pay, in advance, to facilitate the purchase of a new home in California. You may elect to continue advancing your annual bonus each year for the first three years of your employment with the understanding that should you leave employment of the company at any time and for any reason, you will refund to the Company the prorated portion of the bonus for the remainder of the calendar year in which your employment is terminated.
     Upon approval of MagnaChip’s Board of Directors, you will be granted options to purchase 200,000 common units of MagnaChip at an exercise price per unit of the greater of (i) $1.04 or (ii) the fair market value of a common unit at the time you begin your employment.
     You will be eligible to participate in the company’s employee benefits programs for which you qualify, including medical, disability, and life insurance plans applicable to senior officers of the Company generally in accordance with the terms of such plans as are in effect from time to time. The Company will also provide reasonable household relocation expenses from your home in Maine to your workplace in California, including surface transportation
MagnaChip Semiconductor Ltd., 891 Daechi-dong, Kangnam-gu, Seoul 135-798 Korea

MagnaChip Semiconductor, Ltd.
891 Daechi-dong. Kangnam-gu
Seoul 135-738 Korea
Tel. +82 2 3459-3007
youm.huh@magnachip.com
for your household goods, air transportation for you and your family, temporary housing, household goods storage and real estate brokerage fees for the sale and purchase of a home. Additionally, we will provide reimbursement of the annual tuition and fees for your son to attend high school at a school of your choice in California, for the period of your employment.
     We understand that you have a large household in Maine and may require a larger than normal transportation and/or storage fee to facilitate your move to California. Temporary housing for your family to facilitate marketing and sale of your home and transition into your new home will be provided for four months (this does not include your business travel related hotel expenses which will be reimbursed separately).
     Your employment relationship with the Company is at-will, although we shall provide a six-month severance payment should we terminate your employment without cause. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
     As an employee in the MagnaChip organization, you will be expected to abide by MagnaChip’s and the Company’s rules and regulations and sign and comply with the Company’s form Employee Proprietary Information and Invention Assignment Agreement, which prohibits unauthorized use or disclosure of the Company’s proprietary information and requires you to assign any inventions created while employed at the Company to the Company.
     To ensure the rapid and economical resolution of disputes which arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims or causes of action arising from or relating to your employment with the Company will be resolved to the fullest extent permitted by law by final and binding confidential arbitration held in Santa Clara, California, through the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes; provided, however, that either party may obtain injunctive relief from a court if necessary to prevent irreparable damage prior to a final decision under arbitration or in situations where arbitrator lacks authority to issue injunctive relief. By agreeing to this arbitration procedure, both parties waive the right to a trial by jury or by a court or to an administrative proceeding. Nothing in this offer letter should be construed as restricting your access or resort to the Equal Employment Opportunity Commission. The Company shall pay all arbitration fees.
     This letter forms the complete and exclusive offer of your employment with the Company. Any modification to this offer must be in writing and signed by Youm Huh, President and CEO of MagnaChip. Please indicate your acceptance of this offer of employment by signing in the space below. Please return the two executed copies of this letter to me as soon as possible.
     We look forward to your participation in the future growth of MagnaChip. If you have any questions, please call me at 82-2-3459-3007 or contact me via e-mail at youm.huh@magnachip.com.
MagnaChip Semiconductor Ltd., 891 Daechi-dong, Kangnam-gu, Seoul 135-798 Korea

MagnaChip Semiconductor, Ltd.
891 Daechi-dong. Kangnam-gu
Seoul 135-738 Korea
Tel. +82 2 3459-3007
youm.huh@magnachip.com
Sincerely,
MAGNACHIP SEMICONDUCTOR LLC
Youm Huh, Ph.D.
President and Chief Executive Officer
ACCEPTED BY:
Brent A. Rowe

Signature	/s/ Brent A. Rowe
Date	3/15/06
MagnaChip Semiconductor Ltd., 891 Daechi-dong, Kangnam-gu, Seoul 135-798 Korea

891 Daechi-dong, Kangnam-gu, Seoul,
135-178, Korea
Tel: 82-2-3459-3675
Fax: 82-2-3459-3686
www.magnachip.com
Strictly Confidential
December 20, 2006
OFFER LETTER SUPPLEMENT REGARDING BONUS
To: Brent A Rowe
Dear Brent:
As a way to enable you to complete the move of your household from Maine to California, and as an incentive to succeed in your career at MagnaChip Semiconductor LLC (or a subsidiary thereof), we offer this Offer Letter Supplement regarding your eligibility for an advance on your prospective performance bonus.
Your current employment terms provide that you are eligible to receive an annual bonus of 80% of base pay based on Company performance and achievement of your management objectives. You may elect to receive your first year annual bonus in advance.
Under the terms of this Offer Letter Supplement, we agree to allow you to elect to receive your first three years of annual bonus payments at a rate of 80% of base pay in advance up to a payment of US$528,000 (0.80*220,000*3). Should you elect to take this advance, no annual incentive payments will be paid to you until the earlier of (i) April 4, 2009, or (ii) the date on which the cumulative annual performance bonus payments you have accrued reaches US$528,000.
Should your employment with the Company terminate at any time for any reason, whether voluntary or involuntary, or for cause or for no cause, you will refund to the Company a pro rata portion of the advance determined as the lesser of:
1.	an annualized payment determined by subtracting from US$528,000 the amount determined by multiplying US$528,000 by the number of calendar days from April 4, 2006, to the date of termination, divided by 1,096; and

2.	an accrued bonus payment determined by subtracting from US$528,000 all performance-based bonuses accruing during the period from April 4, 2006, to the date of termination. For purposes of this Offer Letter Supplement, a bonus does not accrue until the date the bonus would have been paid in accordance with the normal policies and procedures of the Company. For example, if executives of the Company receive FY2007 bonuses on February 25, 2008, then no FY2007 bonus accrues for purposes of this calculation until February 25, 2008.
For the avoidance of doubt, we offer the following examples of a refund calculated per the foregoing formula:
1.	You leave voluntarily on April 4, 2008, and the performance based payout on February 25, 2007, totals 40% of your base salary and on March 31, 2008, totals 80% of your base salary. You would refund the Company $176,321.17, which is the lesser of $176,321.17 ($528,000 – $528,000*730 / 1096) or $264,000.00 ($528,000 – (0.40*$220,000) – (0.80*$220,000)).

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2.	You are terminated for cause on December 4, 2007, and you are not granted a performance based payout in 2007 covering the fiscal year 2006. You would refund the Company $255,328.47, which is the lesser of $255,328.47 ($528,000–$528,000*566 / 1096) or $528,000.00 ($528,000 – (0.0*220,000) – (0.0*220,000)).

3.	You are terminated without cause on June 30, 2008, and the performance based payout on April 30, 2007, totals 20% of your base salary, and on February 1, 2008, totals 80% of your base salary, which was raised to $250,000 on January 1, 2008. You would refund the Company $159,459.85, which is the lesser of $159,459.85 ($528,000–$528,000*765 / 1096) or $284,000.00 ($528,000 – (0.20*$220,000) – (0.80*$250,000)).

4.	You leave voluntarily on March 4, 2007, and the performance based payout on March 1, 2007, totals 80% of your base salary. You would refund the Company $352,000.00, which is the lesser of $367,094.89 ($528,000–$528,000*334 / 1096) or $352,000.00 ($528,000 – (0.80*$220,000)).

5.	You are terminated without cause on March 31, 2009, and the performance based payout on April 30, 2007, totals 20% of your base salary, and on February 1, 2008, totals 80% of your base salary, and the Company has said that it would pay you a performance bonus of 60% of your base salary on April 1, 2009. You would refund the Company $1,927.01, which is the lesser of $1,927.01 ($528,000–$528,000*1092 / 1096) or $308,000.00 ($528,000 – (0.20*$220,000) – (0.80*$220,000) – (0.0*220,000)).
You may elect at any time to voluntarily repay all or a portion of your bonus advance. For purposes of calculating any refund due to the Company, the $528,000 term in the refund calculations will be reduced by aggregate amounts repaid.
You and the Company agree that any and all disputes, claims or causes of action arising from or relating to this Offer Letter Supplement or your employment with the Company will be resolved to the fullest extent permitted by law by final and binding confidential arbitration held in Santa Clara, California, through the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes; provided, however, that either party may obtain injunctive relief from a court if necessary to prevent irreparable damage prior to a final decision under arbitration or in situations where arbitrator lacks authority to issue injunctive relief. By agreeing to this arbitration procedure, both parties waive the right to a trial by jury or by a court or to an administrative proceeding. Nothing in this offer letter should be construed as restricting your access or resort to the Equal Employment Opportunity Commission. The Company shall pay all arbitration fees.
Again, thank you for your continued performance and contributions.

Regards, MagnaChip Semiconductor LLC

/s/ Sang Park

President and CEO Sang Park
I have read and understood this Offer Letter Supplement. I agree that this Offer Letter Supplement is strictly confidential and must not be disclosed to any internal and external parties. I understand that any such disclosure could lead to disciplinary action up to and including termination.

Acknowledged and Agreed:

/s/ Brent Rowe 12/20/06

Brent A. Rowe

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